Exhibit 21.1     Subsidiaries
                 ------------

Sequiam Software, Inc. a California corporation, doing business as Sequiam and Sequiam, Inc.

Brekel Group, Inc., a Delaware corporation, doing business as BGI Sports, BGI and Brekel Group.


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